Exhibit 99.1

The TJX Companies, Inc. Reports Q3 FY15 Adjusted EPS Growth of 13% Over 21% Last Year; Updates Full Year EPS Guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--November 18, 2014--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended November 1, 2014. Net sales for the third quarter of Fiscal 2015 increased 6% to $7.4 billion, and consolidated comparable store sales increased 2% over last year’s 5% increase. Net income for the third quarter was $595 million and diluted earnings per share were $.85 compared with last year’s $.86 per share, which included a tax benefit of $.11. Excluding this benefit, diluted earnings per share increased 13% on an adjusted basis over last year’s adjusted $.75 per share. The impact of foreign currency exchange rates to this year’s third quarter earnings per share was neutral versus the Company’s expectation of a $.01 per share benefit.

For the first nine months of Fiscal 2015, net sales were $20.8 billion, a 6% increase over last year and consolidated comparable store sales increased 2% over last year’s 3% increase. Net income for the first nine months of Fiscal 2015 was $1.6 billion and diluted earnings per share were $2.22. Excluding a second quarter debt extinguishment charge, which rounded to a $.01 per share impact for the first nine months of Fiscal 2015, adjusted diluted earnings per share were $2.23, a 10% increase over last year’s adjusted $2.03, which excludes the third quarter tax benefit (referred to above) from reported diluted earnings per share of $2.14.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “I am very pleased with our third quarter performance. Our comp sales increase of 2% was at the high end of our plan against 5% growth last year, our strongest quarter of 2013. On an adjusted basis, we drove a 13% EPS increase over 21% growth last year. We are particularly pleased that customer traffic continued to gain momentum in the third quarter despite unusually warm weather, which we believe dampened sales throughout TJX Europe starting in September and hurt Marmaxx in October. Having said that, the fourth quarter is off to a very strong start. As we enter the holiday season, we believe our gift giving, marketing and values are the most exciting that we have offered our customers. We have many new in-store initiatives that we believe will both surprise and delight our customers. We remain very confident in the short- and long-term growth prospects for our business as we grow TJX to a $40 billion-plus company.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the third quarter, were as follows:

	Third Quarter		Third Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2015	FY2014	FY2015	FY2014
In the U.S.:
Marmaxx[4,5]	+1%	+4%	$4,674	$4,484
HomeGoods	+7%	+10%	$851	$740
International:
TJX Canada	+3%	+2%	$792	$786
TJX Europe	-1%	+5%	$1,050	$972

TJX	+2%	+5%	$7,366	$6,982

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the third quarter of Fiscal 2015 versus the prior year. The overall net impact of foreign currency exchange rates was neutral on third quarter Fiscal 2015 earnings per share, the same as last year’s neutral impact.

For the first nine months of Fiscal 2015, the movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.01 negative impact on earnings per share in the first nine months of Fiscal 2015, compared with a neutral impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

Margins

For the third quarter of Fiscal 2015, the Company’s consolidated pretax profit margin was 13.0%, up 0.4 percentage points over a strong increase in the prior year. The gross profit margin for the third quarter of Fiscal 2015 was 29.4%, up 0.1 percentage points versus strong growth the prior year. Selling, general and administrative costs as a percent of sales were 16.2% in the third quarter, a 0.4 percentage point improvement from the prior year, due to items in the third quarter last year and expense favorability.

Inventory

Total inventories as of November 1, 2014 were $4.0 billion, compared with $3.7 billion at the end of the third quarter last year. Consolidated inventories on a per-store basis as of November 1, 2014, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were up 2% on a reported basis (up 3% on a constant currency basis) versus a 4% decrease last year as the Company transitioned to gift giving a bit earlier than last year. TJX enters the fourth quarter in an excellent position to capitalize on the plentiful buying opportunities it is seeing in the marketplace and ship ever-changing gift selections to its stores throughout the holiday season.

Shareholder Distributions

During the third quarter, the Company repurchased a total of $448 million of TJX stock, retiring 7.5 million shares. For the first nine months of Fiscal 2015, the Company spent a total of $1.2 billion in repurchases of TJX stock, retiring 21.5 million shares, and it continues to expect to repurchase approximately $1.6 to $1.7 billion of TJX stock in Fiscal 2015. The Company may adjust the amount of this spending up or down depending on various factors.

Fourth Quarter and Full Year Fiscal 2015 Outlook

For the fourth quarter of Fiscal 2015, the Company is updating its diluted earnings per share guidance to be in the range of $.86 to $.90, which would represent a 6% to 11% increase over last year’s $.81 per share. This guidance now assumes an expected $.02 per share negative impact from foreign currency exchange rates, versus the prior assumption of foreign currency being neutral, as well as a $.02 per share negative impact due to a combination of additional expenses and investments for the future. The Company is maintaining its outlook for estimated consolidated comparable store sales growth to be 1% to 2% and merchandise margins to be up.

The Company is updating its full year guidance range to reflect its third quarter results and fourth quarter guidance. On a reported basis, for the fiscal year ending January 31, 2015, the Company now expects diluted earnings per share to be in the range of $3.07 to $3.11 versus $2.94 in Fiscal 2014. This guidance now assumes an expected $.03 per share negative impact from foreign currency exchange rates, versus the prior assumption of a $.01 per share negative impact. On an adjusted basis, excluding the second quarter debt extinguishment charge (referred to above) of an estimated $.02 per share, this guidance would be $3.09 to $3.13. This guidance for adjusted EPS would represent a 9% to 11% increase over the prior year’s adjusted EPS of $2.83, which excludes the $.11 per share tax benefit. Further, this outlook continues to be based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the fourth quarter and full year Fiscal 2015 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the fourth quarter.

Stores by Concept

During the third quarter ended November 1, 2014, the Company increased its store count by a net of 106 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	Third Quarter		Third Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,090	1,113	31.4	32.0
Marshalls	956	973	29.3	29.6
HomeGoods	464	485	11.6	12.1
Sierra Trading Post	4	6	0.1	0.2
TJX Canada:
Winners	230	234	6.7	6.7
HomeSense	92	96	2.2	2.3
Marshalls	33	38	1.0	1.2
TJX Europe:
T.K. Maxx	382	407	12.0	12.6
HomeSense	28	33	0.6	0.7

TJX	3,279	3,385	94.8	97.3

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of November 1, 2014, the end of the Company’s third quarter, the Company operated a total of 3,385 stores in six countries, the United States, Canada, the United Kingdom, Ireland, Germany, and Poland, and three e-commerce sites. These include 1,113 T.J. Maxx, 973 Marshalls, 485 HomeGoods and 6 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com, in the United States; 234 Winners, 96 HomeSense, and 38 Marshalls stores in Canada; and 407 T.K. Maxx and 33 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2015 Third Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s third quarter Fiscal 2015 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, November 25, 2014, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013

Net sales	$7,366,066	$6,981,876	$20,774,454	$19,613,909

Cost of sales, including buying and occupancy costs	5,203,629	4,934,465	14,817,485	13,954,737
Selling, general and administrative expenses	1,193,297	1,158,668	3,389,105	3,251,897
Loss on early extinguishment of debt	-	-	16,830	-
Interest expense, net	10,040	9,371	30,785	23,572

Income before provision for income taxes	959,100	879,372	2,520,249	2,383,703
Provision for income taxes	364,143	256,717	953,351	828,599

Net income	$594,957	$622,655	$1,566,898	$1,555,104

Diluted earnings per share	$0.85	$0.86	$2.22	$2.14

Cash dividends declared per share	$0.175	$0.145	$0.525	$0.435

Weighted average common shares – diluted	701,005	724,108	706,122	728,283

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	November 1, 2014	November 2, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,153.6	$2,010.8
Short-term investments	277.2	251.3
Accounts receivable and other current assets	642.2	595.9
Current deferred income taxes, net	123.0	102.4
Merchandise inventories	3,958.6	3,663.2

Total current assets	7,154.6	6,623.6

Property, net of depreciation	3,849.8	3,540.5
Other assets	276.9	191.6
Goodwill and tradename, net of amortization	310.7	313.5

TOTAL ASSETS	$11,592.0	$10,669.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,554.4	$2,346.4
Accrued expenses and other current liabilities	1,835.2	1,697.4

Total current liabilities	4,389.6	4,043.8

Other long-term liabilities	741.1	831.1
Non-current deferred income taxes, net	463.7	396.3
Long-term debt	1,623.8	1,274.2

Shareholders’ equity	4,373.8	4,123.8

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,592.0	$10,669.2

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	39 Weeks Ended
	November 1, 2014	November 2, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,566.9	$1,555.1
Depreciation and amortization	438.2	407.3
Loss on early extinguishment of debt	16.8	-
Deferred income tax provision	7.4	47.1
Share-based compensation	67.7	56.6
(Increase) in accounts receivable and other assets	(87.4)	(46.8)
(Increase) in merchandise inventories	(1,019.4)	(654.8)
Increase in accounts payable	800.0	417.7
Increase (decrease) in accrued expenses and other liabilities	95.4	(85.9)
Other	(73.3)	(62.9)

Net cash provided by operating activities	1,812.3	1,633.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(705.9)	(759.3)
Purchases of short-term investments	(297.7)	(307.1)
Sales and maturities of short-term investments	309.8	278.9
Other	-	2.7
Net cash (used in) investing activities	(693.8)	(784.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	749.5	499.6
Payments on early extinguishment of debt	(416.4)	-
Payments for repurchase of common stock	(1,214.2)	(998.1)
Proceeds from issuance of common stock	90.3	117.7
Cash dividends paid	(345.7)	(291.0)
Other	45.9	53.5
Net cash (used in) financing activities	(1,090.6)	(618.3)

Effect of exchange rate changes on cash	(24.0)	(31.5)

Net increase in cash and cash equivalents	3.9	198.8
Cash and cash equivalents at beginning of year	2,149.7	1,812.0

Cash and cash equivalents at end of period	$2,153.6	$2,010.8

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended		39 Weeks Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales:
In the United States:
Marmaxx	$4,673,718	$4,484,174	$13,402,351	$12,915,269
HomeGoods	851,045	739,537	2,381,268	2,119,190
TJX Canada	791,725	785,883	2,096,069	2,110,743
TJX Europe	1,049,578	972,282	2,894,766	2,468,707
Total net sales	$7,366,066	$6,981,876	$20,774,454	$19,613,909

Segment profit:
In the United States:
Marmaxx	$679,929	$658,369	$1,988,617	$1,940,647
HomeGoods	117,922	96,937	310,762	267,170
TJX Canada	136,480	128,692	275,527	293,774
TJX Europe	115,313	101,043	209,188	157,936
Total segment profit	1,049,644	985,041	2,784,094	2,659,527

General corporate expenses	80,504	96,298	216,230	252,252
Loss on early extinguishment of debt	-	-	16,830	-
Interest expense, net	10,040	9,371	30,785	23,572
Income before provision for income taxes	$959,100	$879,372	$2,520,249	$2,383,703

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter ended November 1, 2014, TJX repurchased 7.5 million shares of its common stock at a cost of $448 million. During the nine months ended November 1, 2014, TJX repurchased 21.5 million shares of its common stock at a cost of $1.2 billion. On January 31, 2014 the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

  In September 2014, TJX completed the $1.5 billion stock repurchase program authorized in February 2013 under which TJX purchased 25.5 million shares of common stock.
  On June 5, 2014 TJX issued $750 million of 2.75% seven year notes. The Company used the proceeds to redeem its $400 million 4.20% notes prior to their scheduled maturity of August 15, 2015 and intends to use the balance of the proceeds from the notes offering for working capital and other general corporate purposes. On July 8, 2014 the Company completed the redemption of the 4.2% notes pursuant to the terms of the indenture and recorded pre-tax loss on the early extinguishment of debt of $16.8 million. The charge for the early extinguishment of this debt reduced net income for the thirty-nine week period ended November 1, 2014 by $0.01 per share.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323